Exhibit 99.1

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

FINANCIAL REPORT

DECEMBER 31, 2002

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

TABLE OF CONTENTS

Independent Auditors' Report	1
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 7

Independent Auditors' Report on the Supplementary Information	8
Schedule of Assets (Held at End of Year)	9
Schedule of Reportable Transactions	10

INDEPENDENT AUDITORS’ REPORT

To The Board of Trustees of
Home Properties Retirement Savings Plan
Rochester, New York

We have audited the accompanying statements of net assets available for benefits of Home Properties Retirement Savings Plan (the Plan) as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the change in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Respectfully Submitted,

/s/ Insero, Kasperski, Ciaccia & Co., P.C.

Insero, Kasperski, Ciaccia & Co., P.C.Certified
Public Accountants

Rochester, New York
May 23, 2003

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001

ASSETS	2002	2001

Investments at Fair Value
Cash	$264	$--
Money Market Funds	16,671	18,053
Common Stock	1,307,515	984,719
Mutual Funds	8,372,508	7,684,612
Participant Notes	439,022	337,391

Total Investments at Fair Value	10,135,980	9,024,775

Receivables
Employer Contributions	806,393	701,571
Participant Contributions	155,796	144,955
Participant Loans	15,421	10,514
Other	2,266	--

Total Receivables	979,876	857,040

Total Assets	11,115,856	9,881,815
LIABILITIES	--	2,667

Net Assets Available for Benefits	$11,115,856	$9,879,148

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITSFOR
THE YEAR ENDED DECEMBER 31, 2002

ADDITIONS:
Additions to Net Assets Attributed to:
Interest and Dividends	$ 108,668
Other	14,413

123,081

Contributions
Employer	809,425
Employee	2,101,601
Rollover	123,835

3,034,861

Total Additions	3,157,942

DEDUCTIONS:
Deductions from Net Assets Attributed to:
Benefits Paid to Participants	981,096
Excess Contributions Refunded to Participants	56,898
Net Depreciation in Fair Value of Investments	883,240

Total Deductions	1,921,234

Net Change in Assets Available for Benefits	1,236,708
Net Assets Available for Benefits - Beginning	9,879,148

Net Assets Available for Benefits - Ending	$11,115,856

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Note 1     Description of Plan

The following description of the Home Properties Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document, as amended, for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all employees of Home Properties of New York, Inc. who are 21 years of age or older. Employees become eligible upon date of hire and are entered into the Plan on the first day of the following month. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Reliance Trust Company acts as the Trustee of the Plan. Fidelity Investment serves as the custodian and Burke Group serves as the third party administrator for the Plan.

During 2001, Exeter Trust acted as the Trustee of the Plan. State Street Bank served as the custodian and Burke Group served as the third party administrator for the Plan.

Contributions

Each year, participants may contribute up to 15 percent of pretax annual compensation and separate elective deferrals out of any bonus, up to 100% of each bonus, subject to statutory limitations, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers nine investment options for participants. The Company contributes 75% of salary-reduction contributions up to a maximum of 3% of participant compensation. Additional profit sharing amounts may be contributed at the option of the Company’s board of directors. Contributions are subject to certain limitations.

Participant Accounts

A separate account is maintained for each of the participants. Each participant’s account is credited with an allocation of: (1) his or her tax deferred contribution, (2) the company’s contributions, and (3) the Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. The Plan provides for vesting in the employer contribution account of 20% after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years of service.

In 2002, the Plan amended its vesting schedule effective January 1, 2003. The new schedule of vesting in the employer contribution account will be 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years of service.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Note 1 Description of Plan — Continued

Participant Loans

Participants may borrow from their accounts a minimum of $1,000 to a maximum equal to the lessor of $50,000 or 50% of their vested account balance. Loan terms range from one to five years, or longer for the purchase of a primary residence. The loans are collateralized by the balance in the participant’s account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made. Interest rates range from 5.25% to 10.5% for the current outstanding notes. Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

Payment of Benefits

The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death and termination benefits for those participants who are eligible to receive such benefits.

Upon termination of service, a participant may elect to receive:

(1) A lump sum amount equal to the value of his or her account, or

(2) Annual installments over a period of time not to exceed participant’s life expectancy.

Forfeitures

In accordance with the Plan document, forfeitures of non-vested employer contributions are used to reduce future employer contributions. At December 31, 2002 and 2001, forfeited non-vested accounts totaled approximately $36,542 and $39,574, respectively.

Administrative Expenses

The Plan allows for payment of administrative expenses by the Company.

Note 2 Significant Accounting Policies

Basis of Accounting

The accompanying financial statements and supplemental schedules have been prepared on the accrual basis of accounting.

Plan Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

ROCHESTER, NEW YORK

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Note 2 Significant Accounting Policies

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Quoted market prices are used to value investments. Participant notes receivable are valued at cost which approximates fair value.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the date received.

The Plan provides for investments which, in general, are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

Payment of Benefits Benefits are recorded when paid.

Note 3 Investments

The following presents investments that represents 5 percent or more of the Plan’s net assets:

                                                              December 31,
                                                       -------------------------
                                                          2002           2001
                                                          ----           ----
     Home Properties of New York, Inc.
        37,954 and 31,162 shares, respectively         $1,307,515     $  984,719
     Vanguard Index Trust S&P 500 Portfolio,
        16,836 and 13,455 shares, respectively         $1,366,259     $1,424,743
     Vanguard Small Cap Index Fund,
        40,373 and 29,781 shares, respectively         $  632,243     $  590,253
     Exeter Pro-Blend Moderate Term Series,
        100,282 and 94,961 shares, respectively        $1,005,829     $1,037,923
     Exeter Pro-Blend Extended Term Series,
        159,857 and 147,803 shares, respectively       $1,852,742     $1,933,266
     Exeter Pro-Blend Maximum Term Series,
        113,780 and 102,400 shares, respectively       $1,251,696     $1,382,395
     Federated Capital Preservation Fund,
        196,120 and 94,604 shares, respectively        $1,968,917     $1,312,171

Note 3 Investments —Continued

During 2002, the Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

              Net Appreciation (Depreciation) in Fair Value
              ---------------------------------------------
                  Common Stock                                        $  79,122
                  Mutual Funds                                         (962,362)
                                                                      ---------

              Net Appreciation (Depreciation) in Fair Value           $(883,240)
                                                                      =========
Note 4 Related-Party Transactions

Certain Plan investments are shares of common stock of Home Properties of New York, Inc., the Plan Sponsor. Therefore, this investment qualifies as a party-in-interest. The common stock is valued at its quoted market price.

Note 5 Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts and all of the Plan assets would be distributed to participants.

Note 6 Tax Status

In October, 1993, the Company adopted a prototype plan which received a favorable determination letter from the Internal Revenue Service in April, 1993 stating that the Plan qualifies under the applicable provisions of the Internal Revenue Code, including Section 401(k). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

Note 7 Subsequent Event

In January, 2003 the plan changed the trustee to First-Tier Bank and Trust.

INDEPENDENT AUDITORS’ REPORTON THE SUPPLEMENTARY INFORMATION

To the Board of Trustees ofHome
Properties Retirement Savings PlanRochester,
New York

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedules of assets (held at end of year) and, reportable transactions, as of or for the year ended December 31, 2002, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Respectfully Submitted,

/s/ Insero, Kasperski, Ciaccia & Co., P.C.

Insero, Kasperski, Ciaccia & Co., P.C.Certified
Public Accountants

Rochester, New York
May 23, 2003

EIN#: 16-1455126 — PLAN #001
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2002

            Identity of Issue/                              Current
         Description of Investment                           Value
         -------------------------                           -----

     Cash                                                 $       264
                                                          -----------

     Money Market Funds
         Spartan Money Market                                  16,671
                                                          -----------

     Corporate Stocks
         Home Properties of New York, Inc.                  1,307,515
                                                          -----------

     Mutual Funds
         Vanguard Small Cap, Index Fund                       632,243
         Vanguard Index Trust S&P, 500 Portfolio            1,366,259
         Vanguard Bond, Index Fund                            294,822
         Federated Capital Preservation Fund                1,968,917
         Exeter Pro-Blend Moderate Term                     1,005,829
         Exeter Pro-Blend Extended Term                     1,852,742
         Exeter Pro-Blend Maximum Term                      1,251,696
                                                          -----------

                                                            8,372,508
                                                          -----------

     Participant Loans
         Participant Notes                                    439,022
                                                          -----------

    Total Assets Held at End of Year                      $10,135,980
                                                          ===========

EIN#: 16-1455130 PLAN #001

      SCHEDULE H, LINE 4j – SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

None